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EXHIBIT 23

Consent of Independent Auditors



The Board of Directors
Airgas, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-69214) on Form S-8 of Airgas, Inc. of our report dated March 14, 2003 relating to the statements of financial position of the Airgas, Inc. 2001 Employee Stock Purchase Plan as of December 31, 2002 and 2001, and the related statements of changes in participants' equity for the year ended December 31, 2002 and the period August 2, 2001 (inception) to December 31, 2001, which report is included in the December 31, 2002 Annual Report on Form 11-K of the Airgas, Inc. 2001 Employee Stock Purchase Plan.



/s/ KPMG LLP


Philadelphia, Pennsylvania
March 26, 2003